                                  EXHIBIT 10.1

                           CHANGE IN CONTROL AGREEMENT

        This AGREEMENT is made effective as of ______________ __, 2005 by and between FIRST FEDERAL OF NORTHERN MICHIGAN, a federally chartered stock savings bank (the "Bank"), and ___________________ ("Executive"). Any reference to "Company" herein shall mean First Federal of Northern Michigan Bancorp, Inc., or any successor thereto.

        WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to provide Executive with certain protections and benefits in the event of a Change in Control of the Bank or the Company, as provided in this Agreement; and

        WHEREAS, Executive has been elected to, and has agreed to serve in the position of _____________________ for the Bank, a position of substantial responsibility;

        NOW, THEREFORE, in consideration of the contribution of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.      TERM OF AGREEMENT

        The term of this Agreement shall be thirty-six (36) full calendar months from the effective date of this Agreement set forth above. Commencing on the first anniversary date of this Agreement and continuing on each anniversary date thereafter, this Agreement shall renew for an additional twelve (12) months, such that the remaining term shall be thirty-six (36) months unless a written notice of non-renewal is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to such anniversary date. In the event this Agreement is not renewed on an anniversary date, the remaining term of this Agreement shall be twenty-four (24) months. Prior to each notice period for non-renewal, the Board will conduct a performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board's meeting. If Executive is also a director then he shall abstain from any and all voting with respect to the renewal or extension of the term of this Agreement. Notwithstanding anything herein to the contrary, in the event of a Change in Control during the term of this Agreement, the term of this Agreement shall automatically become a period of thirty-six (36) months following the effective date of such Change in Control.

2.      PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL AND TERMINATION

        This Agreement provides for certain payments and benefits to Executive only in the event of a Change in Control followed by a termination of Executive's services as described in this Agreement.

        (a) Upon the occurrence of a "Change in Control" of the Bank or the Company followed at any time during the term of this Agreement by the Voluntary Termination of Executive's employment or the Involuntary Termination of Executive's employment, other than Termination for Cause, death or Disability of Executive, the Bank shall be obligated to pay or provide Executive or in the following event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be:

                (i)     as severance pay, a sum equal to two times the sum of
                        (a) the highest rate of base salary, and (b) highest rate of bonus awarded to Executive during the prior three years. If Executive has been employed by the Bank for less than one year, then the severance pay shall be a sum equal to twenty-four (24) times the highest monthly salary, and two times the highest rate of bonus awarded to Executive.

                (ii) life, medical and dental coverage (at the expense of the Bank) substantially identical to the coverage maintained by the Bank for Executive prior to his termination. Such coverage and payments shall cease upon expiration of twenty-four (24) months.

                (iii) within sixty (60) days (or within such shorter period to the extent that information can be reasonably be obtained) following Executive's termination, a lump-sum payment in an amount equal to the excess, if any, of:
                        (a) the present value of the benefits to which Executive would be entitled under the Bank's defined benefit pension plan (and any other defined benefit plan maintained by the Bank) if Executive had the additional years of service that Executive would have had if Executive had continued working for the Bank for a twenty-four (24) month period following his termination earning the base salary paid at the time of termination of employment for the remaining unexpired term of this Agreement, determined as if each such plan had continued in effect without change in accordance with its terms as of the day prior to his actual date of termination and as if such benefits were payable beginning on the first day of the month coincident with or next following his actual date of Executive's termination, over (b) the present value of the benefits to which Executive is actually entitled under the Bank's defined benefit pension plan (and any other defined benefit plan maintained by the Bank) as of the date of his termination, where such present values are to be determined using a discount rate of 6% and the mortality tables prescribed under Section 72 of the Internal Revenue Code of 1986 ("Code");

        (b) Upon the occurrence of a Change in Control, Executive will have such rights as specified in any other employee benefit plan with respect to options, stock awards or other stock incentives and such other rights as may have been granted to Executive under such plans.

        (c) At the election of Executive, which election is to be made on an annual basis during the month of January, and which election is irrevocable for the year in which made and upon the occurrence of a Voluntary Termination or Involuntary Termination of Executive, any cash severance payments shall be made in a lump sum, or paid bi-weekly during the remaining term of this Agreement. In the event no such election is made, payment hereunder shall be in a lump sum.

        (d) Any payments to Executive under this Section 2 should be reduced by applicable withholding taxes.

        (e) Notwithstanding the preceding paragraphs of this Section 2, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G.

        (f) Executive shall not have the right to receive termination benefits pursuant to Section 2 hereof in the event of Executive's Termination for Cause or termination of employment due to Executive's death or Disability.

3.      DEFINED TERMS

        The following capitalized terms used in this Agreement are defined as set forth below:

        (a) Change in Control. A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in Control; or
(iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities, except for any securities purchased by the Bank's employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, PROVIDED that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more business organizations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

        (b) Voluntary Termination. "Voluntary Termination" of Executive shall mean:

                (i) Executive's resignation, whether voluntary or involuntary, and for any reason, within thirty (30) days after occurrence of a Change in Control or the closing of a transaction that constitutes a Change in Control; or

                (ii) Executive's resignation of employment following a Change in Control as a result of any demotion, loss of title, office, significant change in Executive's functions, duties or responsibilities which change would cause Executive's position to become one of lesser importance, responsibility or scope from his position prior to the Change in Control, reduction in Executive's annual compensation or benefits, relocation of Executive's principal place of employment by more than 25 miles from its location immediately prior to the Change in Control, or material breach of this Agreement by the Bank, the Company or its successor(s) following a Change in Control.

        (c) INVOLUNTARY TERMINATION. "Involuntary Termination" of Executive shall mean Executive's termination by the Bank, the Company or any successor(s) thereto following a Change in Control for any reason other than a Voluntary Termination, Termination for Cause, Disability or death.

        (d) TERMINATION FOR CAUSE. "Termination for Cause" shall mean termination because of Executive's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 4 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

        (e) DISABILITY. "Disability" shall mean Executive's inability to perform duties normally associated with his position on a full-time basis for a period a six consecutive months by reason of illness or other physical or mental disability. The Bank or the Company may require a physician's written confirmation that Executive cannot perform his duties because of Executive's Disability.

4.      NOTICE OF TERMINATION

        (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

        (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period), and
(B) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). Except as set forth below in paragraph (c), in no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

        (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive, in which case the date of termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive's full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive's as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice of dispute was given, until the earlier of 120 days from the date of the Notice of Termination or the date upon which the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Notwithstanding the foregoing, no compensation or benefits shall be paid to Executive in the event Executive is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in Executive's favor, Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after the Termination for Cause.

5.      SOURCE OF PAYMENTS

        It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.      NO ATTACHMENT

        (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

        (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.      MODIFICATION AND WAIVER

        (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

        (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.      REQUIRED PROVISIONS

        (a) The Bank may terminate Executive's employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined herein.

        (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3)

(12 USC ss. 1818(e)(3)) or 8(g) (12 USC ss. 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended. (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e) (12 USC ss. 1818(e)) or 8(g) (12 USC ss. 1818(g)) of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

        (d) If the Bank is in default as defined in Section 3(x) (12 USC ss. 1813(x)(1)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

        (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) (12 USC ss. 1823(c)) of the FDI Act; or (ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

10.     SEVERABILITY

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.     HEADINGS FOR REFERENCE ONLY

        The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.     GOVERNING LAW

        The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Michigan, unless superseded or preempted by Federal law as now or hereafter in effect.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Bank, in accordance with the rules of the Judicial Mediation and Arbitration Systems
(JAMS) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that subject to Section 3(c) hereof, Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.     PAYMENT OF LEGAL FEES

        All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

14.     SUCCESSOR TO THE BANK

        The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

15.     SIGNATURES

        IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:                         FIRST FEDERAL OF NORTHERN MICHIGAN



                                By:
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                                     President


ATTEST:                         FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.



                                By:
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                                     President


WITNESS:                        EXECUTIVE



                                By:
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